                                                                   EXHIBIT 10.38

                    SUMMARY OF 2004 SHORT-TERM INCENTIVE PLAN

Under the 2004 Short-Term Incentive Plan (the "Plan"), all employees of the Company and its subsidiaries are entitled to a cash bonus based upon the Company's consolidated net income for the 2004 calendar year. The amount of the bonus will be a percentage, ranging from 35% to 150%, of a pre-determined target bonus amount, based upon the level of net income achieved in relation to the targeted level of net income for the year. The target bonus amount is a percentage of the employee's base salary and is determined based upon the employee's position. Employees must be employed by the Company at the time the bonus is issued in 2005, in order to be eligible to receive payment.